                                                                Exhibit 3(ii)(c)

IX.       AMENDMENT ADOPTED MAY 15, 1995


      RESOLVED, that, effective immediately, the by-laws of this corporation adopted on May 9, 1990 (the "By-laws") be and the same hereby are amended as follows:

     1. Section 1 of Article I shall be deleted in its entirety and the following shall be substituted therefor:

          "Section 1. Annual meetings of shareholders shall be held on the second Wednesday in May of each year if not a legal holiday, and if a legal holiday, then on the next business day following, at 10 a.m., or at such other date and time as may be fixed from time to time by the board of directors at such place within or without the State of New York as may be fixed from time to time by the board of directors and all as stated
     in   the  notice  of  the  meeting,  at  which  meeting  the shareholders shall elect by a plurality of the votes cast at such meeting a board of directors and transact such other business as may be properly brought before the meeting."

      2. Section 2 of Article I of the By-laws shall be amended by deleting from the fifth line the words "Forest Oil Building, 78 Main Street, Bradford, Pennsylvania" and substituting in place thereof the words "Denver, Colorado."